EXHIBIT 10.1

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

EOG RESOURCES, INC.
RESTRICTED STOCK AWARD AGREEMENT

Grantee: [NAME] [OPTIONEE ID]
Congratulations! You have been granted an Award of EOG Resources, Inc. Restricted Stock as follows:

Date of Grant:	[GRANT DATE]
Shares of Restricted Stock granted under this Award:	[NUMBER OF SHARES]
Vesting Date:	[Date of Grant plus three years]

The Compensation Committee of the Board of EOG Resources, Inc. (the “Company”) hereby grants to you, the above-named Grantee, effective as of the Date of Grant set forth above, a Restricted Stock Award (the “Award”) in accordance with the terms set forth below.
General. This Restricted Stock Award Agreement (this “Agreement”) is governed by the terms and conditions of the Amended and Restated EOG Resources, Inc. 2008 Omnibus Equity Compensation Plan (as may be amended from time to time, the “Plan”), which is hereby made a part of this Agreement. All capitalized terms that are not defined in this Agreement have the meanings ascribed to them under the Plan. Under the terms of this Agreement and the Plan, a Restricted Stock book entry will be maintained by the Company (or its agent) until you become vested in the shares of Restricted Stock. You will have voting rights with respect to the shares of Restricted Stock.
Vesting. Assuming your continuous employment with the Company or an Affiliate, this Award shall vest on the Vesting Date and the shares of Restricted Stock shall be released on the first business day following the Vesting Date (or as soon as administratively practicable thereafter).
Termination of Employment. Except as provided below, if your employment with the Company or an Affiliate does not continue until the Vesting Date, this Award shall terminate and all shares of Restricted Stock awarded hereunder shall be forfeited and canceled.
Due to Death, Disability or Retirement After Age 62. If your employment with the Company or an Affiliate terminates due to death, Disability, or Retirement after attaining age 62 with at least five years of service with the Company prior to the Vesting Date, all forfeiture restrictions on the shares of Restricted Stock awarded hereunder shall lapse and all shares shall be released to you as soon as administratively practicable following the date of vesting (but no later than 60 days following such date).
Due to Retirement Prior to Age 62. If your employment with the Company or an Affiliate terminates voluntarily prior to the Vesting Date and your termination is designated in writing by the Company as a Company-approved Retirement prior to age 62 with at least five years of service with the Company, subject to such restrictions as the Company may impose (including, but not limited to, a post-employment six-month noncompetition agreement), for each whole year that has passed since the Date of Grant set forth above, 33% of the shares of Restricted Stock awarded hereunder shall be released to you six months following the effective date of such Company-approved Retirement; provided that you do not violate the provisions of any restrictive covenants to which you are subject (including those set forth in any post-employment non-competition agreement between you and the Company), in which case, under the terms of this Agreement, all shares of Restricted Stock shall be forfeited and canceled.
Due to Involuntary Termination for Other than Performance Reasons. In the event of Involuntary Termination for any reason other than performance reasons prior to the Vesting Date, for each whole year that has passed since the Date of Grant set forth above, 33% of the shares of Restricted Stock awarded hereunder shall be released to you as soon as administratively practicable following the effective date of such Involuntary Termination (but no later than 60 days following such date).

Due to Performance Reasons, Cause or Voluntary Termination. In the event of Involuntary Termination for performance reasons, Termination for Cause, or voluntary termination prior to the Vesting Date, all shares of Restricted Stock awarded hereunder shall be forfeited and canceled.
Vesting Upon a Change in Control. Upon a Change in Control of the Company (as defined in the Plan) prior to the Vesting Date, all forfeiture restrictions on the shares of Restricted Stock awarded hereunder shall lapse effective as of the effective date of the Change in Control of the Company, and all shares shall be released to you as soon as administratively practicable following the date of vesting (but no later than 60 days following such date).
Dividends. Pursuant to Section 7.5 of the Plan, (i) dividends on unvested shares of Restricted Stock shall accrue and be credited by the Company for your benefit, and (ii) such dividends shall not be paid to you until (and to the extent) you become vested in the related shares of Restricted Stock and shall be forfeited in the event of (and to the extent of) the forfeiture and cancellation of the related shares of Restricted Stock pursuant to this Agreement.
Delivery of Documents. By accepting the terms of this Agreement, you consent to the electronic delivery of documents related to your current or future participation in the Plan (including the Plan documents; this Agreement; any other prospectus or other documents describing the terms and conditions of the Plan and this Award; and the Company’s then-most recent annual report to stockholders, Annual Report on Form 10-K and definitive proxy statement), and you acknowledge that such electronic delivery may be made by the Company, in its sole discretion, by one or more of the following methods: (i) the posting of such documents on the Company’s intranet website or external website; (ii) the posting of such documents on the UBS Financial Services, Inc. website; (iii) the delivery of such documents via the UBS Financial Services, Inc. website; (iv) the posting of such documents to another Company intranet website or third party internet website accessible by you; or (v) delivery via electronic mail, by attaching such documents to such electronic email and/or including a link to such documents on a Company intranet website or external website or third party internet website accessible by you. Notwithstanding the foregoing, you also acknowledge that the Company may, in its sole discretion (and as an alternative to, or in addition to, electronic delivery) deliver a paper copy of any such documents to you. You further acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost to you by contacting the Company (Attention: Human Resources Department) by telephone or in writing.